UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 10, 2009
Date of Report (Date of earliest event reported)

The Hershey Company
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-183	23-0691590
(Commission File Number)	(IRS Employer Identification No.)

100 Crystal A Drive, Hershey, Pennsylvania 17033
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (717) 534-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Arnold G. Langbo and Charles B. Strauss resigned from the Board of Directors of The Hershey Company (“Company”) effective August 10, 2009.  Following a decision by the Board of Directors to establish a Finance and Risk Management Committee that also delegated to such Committee responsibilities with respect to reviewing and monitoring the Company’s annual plan and certain strategic matters including but not limited to acquisitions and dispositions, Messrs. Langbo and Strauss decided to resign from the Board of Directors based on their views, expressed before the committee was established, that retaining responsibility for these matters with the Board of Directors as a whole was a better corporate governance structure for the Company.

Mr. Langbo served as chair of the Compensation and Executive Organization Committee of the Board of Directors and was a member of the Executive Committee of the Board at the time of his resignation.  Mr. Strauss was chair of the Audit Committee of the Board of Directors and was a member of the Compensation and Executive Organization Committee and the Executive Committee of the Board at the time of his resignation.  The Board of Directors has appointed Robert F. Cavanaugh, a current independent member of the Board, as chair of the Compensation and Executive Organization Committee and David L. Shedlarz, a current independent member of the Board, as chair of the Audit Committee.  Pursuant to their appointments as chairs of Board committees, Messrs. Cavanaugh and Shedlarz will also become members of the Executive Committee.

SIGNATURE

Date:  August 13, 2009

THE HERSHEY COMPANY

By: /s/ Burton H. Snyder
Burton H. Snyder Senior Vice President, General Counsel & Secretary